Exhibit 107

Calculation of Fee Filing Tables

Form S-1

(Form Type)

HCW Biologics Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)	145,985,401	$0.274 (3)	$40,000,000.00	$0.00015310	$6,124.00

	Equity	Common stock, par value $0.0001 per share, issuable as a commitment fee for the ELOC	457(o)	384,615	$0.274 (3)	$105,384.51	$0.00015310	$16.13

	Equity	Common stock, par value $0.0001 per share, issuable upon the exercise of warrants	457(o)	6,717,000 (4)	$1.03(5)	$6,918,510.00	$0.00015310	$1,059.23(5)

	Total Offering Amounts					$47,023,894.51

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due							$7,199.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The fee is calculated by multiplying the aggregate offering amount by $0.00015310, pursuant to Section 6(b) of the Securities Act.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low reported prices of Common Stock as reported on The Nasdaq Stock Market LLC on April 2, 2025.

(4)	Consists of up to 6,717,000 shares of Common Stock issuable upon the exercise of warrants.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the price at which the warrants may be exercised.